news release
For Immediate Release

MEDIA and INVESTOR CONTACTS:
Jeannine Addams
Kristin Wohlleben
J. Addams & Partners, Inc.
404.231.1132 phone
jfaddams@jaddams.com
kwohlleben@jaddams.com

Exide Technologies to Close Vernon, California Facility

Company Enters into Non-Prosecution Agreement with U.S. Attorney’s Office and Agreement with
Department of Toxic Substances Control
Related to Financial Assurance for Closure

Milton, Georgia – (March 12, 2015) – Exide Technologies (OTCQB: XIDEQ, www.exide.com) (“Exide” or the “Company”), a global leader in stored electrical-energy solutions, today announced that the Company will immediately move to permanently close its lead-acid battery recycling facility in Vernon, California (the “Vernon Facility”) under the terms of a non-prosecution agreement reached with the United States Attorney’s Office for the Central District of California (the “USAO”) that resolves the USAO’s criminal investigation into Exide.

In conjunction with the closure of the Vernon Facility, Exide also has entered into an amendment to the 2014 stipulation and order with the California Department of Toxic Substances Control (the “Department”) that provides a framework for the orderly closure and cleanup of the Vernon Facility. Exide reached this amendment after, among other developments, hearing from the Department that it would likely deny Exide’s Part B hazardous waste facility permit application.

Exide is requesting that the Bankruptcy Court approve the agreements as well as authorize the Company to close the Vernon Facility at a hearing scheduled for March 27, 2015, at which the Company also will seek confirmation of its Chapter 11 Plan of Reorganization.

“The agreements with the USAO and the Department should allow us to resolve key conditions to funding of the backstop commitment agreement, and to continue to pursue plan confirmation,” said Robert M. Caruso, President and Chief Executive Officer of Exide Technologies. “We recognize the impacts that closing the Vernon Facility will have on our approximately 130 employees and their families. On behalf of the Company, I thank them and the United Steel Workers Union for their commitment and dedication.”

By obtaining plan confirmation and emerging from Chapter 11, Exide expects to be able to meet its closure and cleanup obligations under these agreements, continue to honor its environmental obligations at its other facilities, and preserve nearly 10,000 jobs globally.

Additional details can be found in the Company’s Current Report on Form 8-K, to be filed at http://ir.exide.com/sec.cfm. Bankruptcy Court filings, including the Motions, are available at http://www.exiderestructures.com. Interested parties may direct questions about Exide’s bankruptcy using the following toll-free numbers: 888.985.9831 for U.S. suppliers or 855.291.0287 for all other groups.

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About Exide Technologies
Exide Technologies, with operations in more than 80 countries, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s global business groups provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications. Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Forward Looking Statement
This press release contains forward-looking statements with respect to our Chapter 11 filing and related matters. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the following general factors such as: (i) there can be no assurance that the Company will satisfy the conditions of the PSA or the backstop commitment agreement, (ii) the Company may be unable to confirm and consummate the Chapter 11 plan of reorganization, (iii) the risks associated with operating businesses under Chapter 11 protection, (iv) the ability of the Company to comply with the terms of the DIP financing facility , (v) the risk factors or uncertainties listed from time to time in the Company’s filings with the Securities and Exchange Commission and with the U.S. Bankruptcy Court in connection with the Company’s Chapter 11 filing, (vi) the Company may be unable to implement and fund business strategies based on current liquidity, (vii) the Company’s substantial debt and debt service requirements may restrict the Company’s operational and financial flexibility, as well as imposing significant interest and financing costs, (viii) the litigation proceedings to which the Company is subject could have a material adverse effect on the Company and its businesses, (ix) competitiveness of the battery markets in the Americas and Europe, (x) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (xi) the ability to acquire goods and services and/or fulfill later needs at budgeted costs, (xii) regulatory risks and uncertainties could affect the Company’s businesses or profitability, or (xiii) general economic conditions.